Exhibit 99.1

CITI REPORTS FIRST QUARTER NET LOSS OF $5.1 BILLION, LOSS PER SHARE OF $1.02

NET LOSS PRIMARILY DRIVEN BY FIXED INCOME RESULTS AND HIGHER CONSUMER CREDIT COSTS

CONTINUED BUSINESS VOLUME MOMENTUM

RECORD EARNINGS IN TRANSACTION SERVICES, UP 63%; INTERNATIONAL REVENUES STRONG

New York, NY, April 18, 2008 — Citigroup Inc. (NYSE:C) today reported a net loss for the 2008 first quarter of $5.1 billion, or $1.02 per share, based on 5,086 million shares outstanding(1).  Results include $6.0 billion in pre-tax write-downs and credit costs on sub-prime related direct exposures.  Results also include write-downs of $3.1 billion (net of underwriting fees) on funded and unfunded highly leveraged finance commitments, a downward credit value adjustment of $1.5 billion related to exposure to monoline insurers, write-downs of $1.5 billion on auction rate securities inventory, and a $3.1 billion increase in credit costs in global consumer.

(1) Fully diluted shares are 5,591 million.

First Quarter Highlights

•                  Record revenues in transaction services, up 42%, and record net income, up 63%.  Liability balances increased 32% and assets under custody grew 21%.

•                  Within fixed income markets, client-related rates and currencies business revenues rose 17%. Local markets sales and trading in emerging markets produced strong results.

•                  Strong growth in equity prime finance revenues.

•                  Smith Barney revenues increased 18% and Private Bank revenues grew 10%.

•                  International retail banking revenues grew 21%.

Management Comment

“Our financial results reflect the continuation of the unprecedented market and credit environment and its impact on our historical risk positions. During the first quarter, valuations of our sub-prime related exposures in fixed income markets and leveraged finance assets have further declined and credit costs in our consumer lending businesses have increased. Despite the negative factors in the broader markets, we continue to see strong momentum throughout the organization with robust volumes in many of our products and regions,” said Vikram Pandit, Chief Executive Officer of Citi.

“We have taken decisive and significant actions to strengthen our balance sheet, including over $30 billion of capital raised during December and January, a significant increase in our credit reserves, the sale of Redecard shares, the recently announced divestitures of CitiCapital and Diners Club International, and the realignment of and pending asset reductions in our mortgage business. We continue to enhance our risk management processes, our capital productivity and expense containment, as well as our ability to deliver innovative, world-class products that meet our clients’ specific needs. To achieve this, we recently reorganized the businesses along regional and product lines to bring us closer to our clients.  At the same time, we are taking the necessary steps to make Citi more efficient while fostering a culture of accountability and teamwork.”

“As we move into the second quarter and beyond, we will continue to divest non-strategic assets and allocate capital to the products and regions that will drive increased revenues, enhance the value of our franchise, and ultimately, maximize shareholder value,” said Pandit.

Citi Segment Results

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars, except EPS)	2008	2007	Change	2008	2007	Change
Global Consumer	$15,207	$13,137	16%	$1,434	$2,593	(45)%
Markets & Banking	(4,476)	8,926	NM	(5,671)	2,661	NM
Global Wealth Management	3,274	2,818	16	299	448	(33)
Alternative Investments	(358)	562	NM	(509)	222	NM
Corporate/Other	(428)	16	NM	(664)	(912)	27
Total Citi	$13,219	$25,459	(48)%	$(5,111)	$5,012	NM
Earnings per Share				$(1.02)	$1.01	NM
International results (1)	$11,074	$11,064	—	$1,172	$2,662	(56)%

(1) International results are fully reflected in the Total Citi results above, and exclude Alternative Investments and Corporate/Other.

NM  Not meaningful.

FIRST QUARTER SUMMARY

•                  Revenues were $13.2 billion, down 48%, largely driven by significant write-downs in sub-prime related direct exposures in fixed income markets and highly leveraged finance commitments (discussed below).  Revenue growth in transaction services, global wealth management and global consumer was due to a combination of growth in business volumes, acquisitions and sales of non-strategic assets.  Double-digit revenue growth in Asia, Latin America and Japan was offset by revenue declines in the U.S. and EMEA.  The net interest margin increased 30 basis points versus the fourth quarter 2007.

•                  Global consumer revenues increased 16%, driven by an increase in international consumer revenues of 33%, which included a $663 million pre-tax gain on Redecard shares, and average deposit and loan growth of 23% and 30%, respectively.  U.S. consumer revenues were up 3%, driven by a $349 million pre-tax gain on Visa shares, and average deposit and managed loan growth of 4% and 9%, respectively.  Global consumer average deposits and managed loans grew 15% and 14%, respectively, and card purchase sales increased 13%.

•                  In markets & banking, securities and banking revenues were negative due to substantial write-downs and losses related to the fixed income and credit markets, including:

•                  Write-downs of $6.0 billion on sub-prime related direct exposures. These exposures on December 31, 2007, were comprised of approximately $8.0 billion of gross lending and structuring exposures and approximately $29.3 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $39.8 billion).  On March 31, 2008, these were comprised of approximately $6.4 billion of gross lending and structuring exposures and approximately $22.7 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $33.2 billion). See detail in Schedule A on page 11.

•                  Write-downs of $3.1 billion, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•                  Downward credit market value adjustments of $1.5 billion related to exposure to monoline insurers.

•                  Write-downs of $1.5 billion on auction rate securities inventory, due to failed auctions and deterioration in the credit markets.

•                  Transaction services revenues were a record, up 42%, driven by strong growth in customer liability balances, up 33%, and assets under custody, up 21%.  Record revenues were achieved in all three businesses: cash management, securities services and trade.

•                  Global wealth management revenues grew 16%, mainly due to the consolidation of Nikko and double-digit revenue growth in the Private Bank.

•                  Alternative investments recorded negative revenue of $358 million, primarily due to the impact of market disruption on proprietary investments in hedge funds and SIV assets.

•                  Operating expenses grew 4%, driven by acquisitions and other items including:

•                  Repositioning charges of $622 million.

•                  An expense benefit related to a legal vehicle restructuring in Mexico of $282 million.

•                  A reserve of $250 million related to facilitating the liquidation of investments in a Citi-managed fund for GWM clients.

•                  A write-down of $202 million of the multi-strategy hedge fund intangible asset related to Old Lane.

•                  A partial release of the Visa-related litigation reserve of $166 million.

Expense growth was also driven by higher business volumes.  The increase in expenses was offset partially by the absence of a $1.4 billion charge related to the structural expense review in the prior-year period.

•                  Credit costs of $6.0 billion consisted primarily of $3.8 billion in net credit losses and a $1.9 billion net charge to increase loan loss reserves.  The $3.0 billion increase in credit costs was driven primarily by higher net credit losses, up $1.7 billion, and an incremental net charge to increase loan loss reserves of $1.3 billion.

•                  In U.S. consumer, higher credit costs reflected an increase in net credit losses of $1.1 billion and an incremental net charge to increase loan loss reserves of $1.2 billion.  The increase in credit costs primarily reflected a weakening of leading credit indicators, including higher delinquencies on first and second mortgages, unsecured personal loans, credit cards and auto loans.  Credit costs also increased due to trends in the U.S. macro-economic environment, including the housing market downturn and rising unemployment rates, as well as portfolio growth.

•                  In international consumer, higher credit costs reflected an increase in net credit losses of $461 million and an incremental net charge to increase loan loss reserves of $312 million.  The increase in credit costs was primarily driven by Mexico cards and India consumer finance, as well as by acquisitions and portfolio growth.

•                  Markets & banking credit costs decreased by $5 million.  Credit costs included an increase in net credit losses of $123 million, an incremental net charge of $157 million to increase loan loss reserves for specific counterparties, and the absence of a $290 million net charge to increase loan loss reserves in the prior-year period.

•                Taxes.  The effective tax rate on continuing operations was 43.1% versus 26.9% in the prior-year period.  The increase in the tax rate was due largely to higher tax rates in the jurisdictions where the losses were incurred.

•                Capital raise.  In January 2008, Citi raised $19.5 billion of capital, significantly strengthening its capital position.

•                Summary of highlighted items.  During the quarter, the following charges and benefits were recorded.  See Schedule A on page 11 for detail on write-downs and losses on sub-prime related direct exposures in securities and banking:

(In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment

Gain on Redecard shares	$661 (1)	$426	Revenues	International Cards

Repositioning charges	(622)	(395)	Expenses	All Citi

Gain on Visa shares	467	298	Revenues	U.S. Cards, International Cards, International Retail Banking, Transaction Services

Expense benefit related to a legal vehicle restructuring in Mexico	282	182	Expenses	International Cards, International Retail Banking, Securities and Banking, Transaction Services, Private Bank

Reserve related to facilitating the liquidation of investments in a Citi-managed fund for GWM clients	(250)	(163)	Expenses	Global Wealth Management

Write-down of equity investment held by Nikko Cordial	(212)	(138)	Revenues	Corporate / Other

Write-down of the multi-strategy hedge fund intangible asset related to Old Lane	(202)	(129)	Expenses	Alternative Investments

Partial release of the Visa-related litigation reserve	166	106	Expenses	U.S Cards, Transaction Services

(1) Includes $663 million of revenues and $2 million of expenses.

APPENDIX

GLOBAL CONSUMER GROUP

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
U.S. Cards	$3,217	$3,294	(2)%	$595	$897	(34)%
U.S. Cards Managed	4,827	4,223	14%
U.S. Retail Distribution	2,656	2,426	9	101	388	(74)
U.S. Consumer Lending	1,710	1,551	10	(476)	359	NM
U.S. Commercial Business	422	474	(11)	59	81	(27)
Total U.S. Consumer	$8,005	$7,745	3%	$279	$1,725	(84)%
Total U.S. Consumer Managed	9,615	8,674	11

International Cards	$3,053	$1,739	76%	$703	$388	81%
International Consumer Finance	809	890	(9)	(168)	25	NM
International Retail Banking	3,325	2,759	21	728	540	35
Total International Consumer	$7,187	$5,388	33%	$1,263	$953	33%

Other	15	4	NM	(108)	(85)	(27)
Global Consumer	$15,207	$13,137	16%	$1,434	$2,593	(45)%

NM Not meaningful.

U.S. Consumer

Revenues grew 3% due to a 4% increase in average deposits, a 9% increase in average managed loans and a $349 million pre-tax gain on Visa shares, offset by lower securitization results in cards.  Excluding the gain on Visa shares and a $161 million pre-tax gain on the sale of MasterCard shares in the first quarter of 2007, revenues were up 1%.  Expenses increased 6%, driven by acquisitions and a repositioning charge of $131 million, partially offset by a $159 million release of the Visa-related litigation reserve.  Credit costs increased $2.3 billion, primarily reflecting a weakening of leading credit indicators, including higher delinquencies on mortgages, unsecured personal loans, credit cards and auto loans.  Credit costs also increased due to trends in the U.S. macro-economic environment, including the housing market downturn and rising unemployment rates, as well as portfolio growth.

•                  U.S. Cards

•                  GAAP revenues decreased 2%, reflecting the impact of higher funding costs and higher credit losses in the securitization trusts, partially offset by the gain on Visa shares.  Excluding the gain on Visa shares and a gain on MasterCard shares in the first quarter of 2007, revenues were down 8%.

•                  Managed revenues grew 14% reflecting the gain on Visa shares and a 6% increase in managed receivables. The managed net interest margin increased 3 basis points to 10.14%.

•                  Expenses decreased by 6%, primarily driven by a partial release of the Visa-related litigation reserve, offset by increased collection and servicing expenses.

•                  Credit costs increased $447 million, driven by higher net credit losses, up 23%, and a $302 million pre-tax charge to increase loan loss reserves.  Higher credit costs reflected a weakening of leading credit indicators, trends in the macro-economic environment and an increase in the rate at which delinquent customers advanced to write-off.  The managed net credit loss ratio increased by 120 basis points to 5.83%.

•                  Net income declined 34%, driven largely by increased credit costs.

•                  U.S. Retail Distribution

•                  Revenues grew 9%, driven by higher average loans and deposits, up 24% and 5%, respectively.  Volume growth was partially offset by spread compression due to a decline in short term interest rates.   Checking accounts increased 5%.

•                  Expenses increased 6%, reflecting higher business volumes and branch openings.

•                  Credit costs increased $591 million, driven by higher net credit losses and a $362 million pre-tax charge to increase loan loss reserves.  Higher credit costs reflected a weakening of leading credit indicators, including higher delinquencies in the retail bank home equity portfolio and unsecured personal loans, as well as portfolio growth.  The net credit loss ratio increased 97 basis points to 3.82%.

•                  Net income declined 74%, primarily due to higher credit costs.

•                  U.S. Consumer Lending

•                  Revenues increased 10%, driven by growth in net interest revenues of 8%, reflecting 8% growth in average loans.

•                  Expenses grew 53%, driven by acquisitions, increased business volumes, higher collection expenses and a repositioning charge.

•                  Credit costs increased $1.2 billion, driven by higher net credit losses, up $762 million, and a $659 million pre-tax charge to increase loan loss reserves.  These increases reflected a weakening of leading credit indicators, including higher delinquencies in first and second mortgages and auto loans.  Credit costs also reflected trends in the macroeconomic environment, including the housing market downturn.

•                  The higher expenses and credit costs led to a net loss of $476 million.

•                  U.S. Commercial Business

•                  Revenues declined 11%, reflecting portfolio sales during 2007.  Average loan balances were up 4% and deposits were flat.

•                  Net income declined 27% due to lower revenues and higher credit costs.

International Consumer

Revenues increased 33%, driven by organic growth, the impact of recent acquisitions, a $663 million pre-tax gain on Redecard shares, and a $97 million pre-tax gain on Visa shares.  Excluding the gains on Redecard and Visa shares, as well as a gain on sale of MasterCard shares in the prior-year period, revenues increased 22%.   Revenue growth was offset partially by a decline in Japan consumer finance.  Average deposits and loans were up 23% and 30%, respectively.  Expenses increased 18%, primarily due to acquisitions, higher business volumes, and a $106 million repositioning charge, partially offset by a $257 million benefit related to a legal vehicle restructuring in Mexico.  Credit costs increased substantially, primarily driven by Mexico cards and India consumer finance, as well as by acquisitions and portfolio growth.  Net income increased 33%, primarily due to increased business volumes and the gain on Redecard and Visa shares.

•                  International Cards

•                  Revenues grew 76%, primarily driven by acquisitions, higher average loans and purchase sales, up 53% and 41%, respectively, improved net interest margins, gains on Redecard and Visa shares.  Excluding the gains on Redecard and Visa shares in the current quarter and the gain on sale of MasterCard shares in the prior-year period, revenues increased 37%.

•                  Expenses increased due to higher business volumes and acquisitions.

•                  Credit costs increased by $541 million, primarily driven by Mexico and acquisitions.

•                  Net income increased 81% as higher revenues more than offset significantly higher credit costs.

•                  International Consumer Finance

•                  In Japan, revenues declined by 29% driven by lower interest revenue and higher refund claims.  The net loss of $69 million reflected the difficult operating environment and the ongoing impact of consumer lending laws passed in the fourth quarter 2006.

•                  Outside of Japan, revenues increased 10%, driven by average loan growth of 14%.  The net loss of $99 million mainly was due to an increase in credit costs of 92%, primarily driven by India, and a repositioning charge.

•                 International Retail Banking

•                  Revenues grew 21%, driven by increased average deposits and loans, up 23% and 28%, respectively, including the impact of acquisitions.  Loan balances grew at a double-digit pace in EMEA, Mexico and Asia, and more than doubled in Latin America.  Investment assets under management grew 14%.

•                  Expenses grew 12%, reflecting increased business volumes and acquisitions, offset by a $221 million benefit related to a legal vehicle restructuring in Mexico.

•                  Credit costs increased $85 million, driven by acquisitions and portfolio growth.

•                  Net income increased 35%, on higher business volumes and a benefit to expenses, partially offset by higher credit costs and lower tax benefits.

MARKETS & BANKING

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
Securities and Banking	$(6,823)	$7,277	NM	$(6,401)	$2,211	NM
Transaction Services	2,347	1,650	42	732	449	63
Other	—	(1)	NM	(2)	1	NM
Markets & Banking	$(4,476)	$8,926	NM	$(5,671)	$2,661	NM
International Results	$2,990	$5,243	(43)%	$(227)	$1,622	NM

NM  Not meaningful.

•                  Securities and Banking

•                  Securities and banking revenues were negative $6.8 billion due to substantial write-downs and losses related to the fixed income and credit markets.  Revenues included a $1.3 billion gain related to the inclusion of Citi’s credit spreads in the determination of the market value of those liabilities for which the fair value option was elected.

•                  Fixed income markets revenues were a negative $6.9 billion driven by:

•                Write-downs of $6.0 billion on sub-prime related direct exposures. These exposures on December 31, 2007 were comprised of approximately $8.0 billion of gross lending and structuring exposures and approximately $29.3 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $39.8 billion).  On March 31, 2008, these were comprised of approximately $6.4 billion of gross lending and structuring exposures and approximately $22.7 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $33.2 billion). See detail in Schedule A on page 11.

•                Downward credit market value adjustments of $1.5 billion related to exposure to monoline insurers.

•                Write-downs of $1.5 billion on auction rate securities inventory due to failed auctions and deterioration in the credit markets.

•                Write-downs of $1.0 billion, net of hedges, on Alt-A mortgages.

•                Write-downs of $0.6 billion on commercial real estate positions.

Negative revenues were partially offset by record revenues in foreign exchange and local emerging markets.

•                  Equity markets revenues decreased 34% to $979 million.  Strong customer flows and continued growth in equity finance were offset by weakness in proprietary trading and convertibles.

•                  Lending revenues increased 2% to $584 million, primarily driven by gains on credit default swap hedges, which were partially offset by write-downs of $739 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•                  Net investment banking revenues were negative $1.7 billion due to write-downs of $2.3 billion, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•                Advisory revenues were down 28%, driven by market conditions.  For the first quarter 2008, Citi ranked #2 in global announced M&A.

•                Equity underwriting revenues were down 56%, as capital markets activity decreased, due to difficult market conditions.

•                Debt underwriting revenues were negative $2.1 billion, driven by the write-downs of $2.3 billion of highly leveraged finance commitments referenced above.

•                  Operating expenses decreased 2%, reflecting a decline in incentive compensation costs, partially offset by a repositioning charge of $295 million.

•                  Securities and banking credit costs decreased by $2 million.  Credit costs included increased net credit losses of $126 million, an incremental net charge of $157 million to increase loan loss reserves for specific counterparties, and the absence of a $290 million net charge to increase loan loss reserves in the prior-year period.

•                  Transaction Services

•                  Revenues increased 42% to a record $2.3 billion, driven by higher customer volumes, continued sales momentum, improved net interest margin, and the acquisition of The Bisys Group.  Revenues grew at a double-digit pace in Japan, Latin America, Asia, U.S. and EMEA.

•                  Liability balances grew 32% and assets under custody were up 21%.

•                  Operating expenses increased 25%, primarily driven by increased business volumes and Bisys.

•                  Net income increased 63% to a record $732 million.

GLOBAL WEALTH MANAGEMENT

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
Smith Barney	$2,643	$2,246	18%	$142	$324	(56)%
Private Bank	631	572	10	157	124	27
Global Wealth Management	$3,274	$2,818	16%	$299	$448	(33)%
International Results	$897	$433	NM	$136	$87	56%

NM Not meaningful.

•                  Smith Barney

•                  Revenue growth of 18% reflected 17% growth in client assets under fee-based management, primarily driven by acquisitions.

•                  Expenses grew 38%, primarily due to the impact of acquisitions, a reserve related to facilitating the liquidation of investments in a Citi-managed fund for its clients, and increased customer activity.

•                  Credit costs increased $11 million, driven by Asia.

•                  Net income decreased 56%, due to higher expenses and credit costs.

•                  Private Bank

•                  Revenue growth of 10% was driven by a 15% increase in U.S. revenues, as strong business volumes were partially offset by net interest margin compression.  International revenues increased 8%, reflecting growth in structured lending products.

•                  Client business volumes increased 9%, including higher client assets under fee-based management, up 7%, and loans and unused commitments, up 33%.

•                  Expense growth of 6% primarily reflected a reserve related to facilitating the liquidation of investments in a Citi-managed fund for its clients and a repositioning charge.

•                  Net income increased 27% driven by increased customer activity.

ALTERNATIVE INVESTMENTS

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
Alternative Investments	$(358)	$562	NM	$(509)	$222	NM

NM Not meaningful.

•                  Alternative Investments

•                  Alternative Investments recorded negative revenues of $358 million on sharply lower proprietary revenues and a $212 million mark-to-market loss on SIV assets.  The net loss was driven by the lower revenues and a $202 million write-down of the multi-strategy hedge fund intangible asset related to Old Lane.

CORPORATE/OTHER

Corporate/Other income improved $248 million.  The current period included a $212 million pre-tax write-down of an equity investment held by Nikko Cordial.  The prior-year period included a $1.4 billion charge related to a structural expense review, partially offset by a gain on the sale of certain corporate-owned assets.

INTERNATIONAL OPERATIONS (1)

	First Quarter Revenues			First Quarter Net Income
(In Millions of Dollars)	2008	2007	% Change	2008	2007	% Change

Global Consumer	$1,458	$1,377	6%	$340	$372	(9)%
Markets & Banking	203	227	(11)	101	114	(11)
Global Wealth Management	37	36	3	12	12	—
Mexico	$1,698	$1,640	4%	$453	$498	(9)%

Global Consumer	$1,861	$1,446	29%	$66	$83	(20)%
Markets & Banking	133	2,827	(95)	(1,142)	694	NM
Global Wealth Management	170	108	57	26	7	NM
Europe, Middle East and Africa (EMEA)	$2,164	$4,381	(51)%	$(1,050)	$784	NM

Global Consumer	$640	$615	4%	$(8)	$45	NM
Markets & Banking	202	212	(5)	(145)	35	NM
Global Wealth Management	415	—	NM	27	—	NM
Japan	$1,257	$827	52%	$(126)	$80	NM

Global Consumer	$1,691	$1,359	24%	$370	$383	(3)%
Markets & Banking	1,827	1,404	30	725	561	29
Global Wealth Management	212	234	(9)	56	65	(14)
Asia (excluding Japan)	$3,730	$2,997	24%	$1,151	$1,009	14%

Global Consumer	$1,537	$591	NM	$495	$70	NM
Markets & Banking	625	573	9	234	218	7
Global Wealth Management	63	55	15	15	3	NM
Latin America	$2,225	$1,219	83%	$744	$291	NM

Total International	$11,074	$11,064	—	$1,172	$2,662	(56)%

(1) International results for the quarter are fully reflected in the product disclosures.

NM Not Meaningful

•                  Mexico

•                  Consumer revenue growth of 6% was driven by 21% growth in average loans and 19% growth in investment AUMs, partially offset by the absence of a gain on sale of MasterCard shares in the prior-year period. Higher credit costs were mostly driven by a net charge to increase loan loss reserves in cards, where receivables grew 24% over the last year, reflecting target market expansion.  Net income declined as higher revenues and an expense benefit related to a legal vehicle restructuring were more than offset by higher credit costs, primarily in the cards business.

•                  Markets & banking revenues and net income decreased as strong revenue and net income in transaction services were offset by lower results in securities and banking.  In securities and banking, revenues declined 17%, driven by lower revenues in fixed income markets and underwriting, lower results in lending, and volatile foreign exchange rates.  Transaction services revenues increased 7%, driven by strong growth in business volumes.

•                  Europe, Middle East and Africa

•                  Consumer revenues increased 29%, driven by growth in average loans and deposits, up 48% and 49%, respectively.  Investment AUMs also increased by 15%.  Net income decreased mainly due to a repositioning charge.

•                  Markets & banking results reflected $1.4 billion of write-downs and credit costs on sub-prime related direct exposures and $461 million of write-downs related to highly leveraged finance commitments, both in securities and banking.  Revenues in securities and banking also included strong performance in fixed income emerging markets and foreign exchange.  The write-downs more than offset record revenues and net income in transaction services, which grew at a double-digit pace, driven by increased customer volumes and deposit growth.

•                  Wealth management revenue growth was driven by increases in banking, capital markets products and structured lending.

•                  Japan

•                  Consumer results were driven by double-digit growth in cards and retail banking, including the impact from an acquisition, offset by continued weakness in consumer finance.  Consumer finance net income declined due to higher refund claims, lower receivables, and an increase in the net credit loss ratio.

•                  Markets & banking results decreased in securities and banking, partially offset by strong results in transaction services.  Securities and banking results were primarily driven by mark-to-market losses in Nikko Cordial, and decreases in fixed income underwriting and equity markets.  Transaction services showed double-digit revenue growth across all products.

•                  Wealth management results reflected the consolidation of Nikko.

•                  Asia

•                  Consumer revenues increased 24%, driven by growth in average loans, up 22%, and average customer deposits, up 14%, as well as by an increase in investment AUMs of 13%.  The decline in net income reflected higher expenses associated with increased collection efforts, primarily in India, and branch openings, as well as higher credit costs in India consumer finance.

•                  Markets & banking revenues and net income increased 30% and 29%, respectively.  Securities and banking revenues increased 22%, driven by record fixed income markets, particularly in rates and currencies, and by strong results in equity markets.  Transaction services revenues and net income grew at a double-digit pace, reflecting increased business volumes and balances.

•                  Wealth management results were lower due to a decrease in capital markets revenue, mainly in structured products.

•                  Latin America

•                  Consumer revenue and net income growth was driven by higher average loans and deposits, up 72% and a 69%, respectively, as well as by growth in investment AUMs. Results include the impact of acquisitions and a $661 million pre-tax gain on the sale of Redecard shares.

•                  Markets & banking revenues grew 9% and net income increased 7%, as strong results in transaction services were offset partially by declines in securities and banking, primarily due to weakness in fixed income underwriting, equity markets and advisory.

A reconciliation of non-GAAP financial information contained in this press release is set forth on page 12.

Vikram Pandit, Chief Executive Officer, and Gary Crittenden, Chief Financial Officer, will host a conference call today at 8:30 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin.  A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Christina Pretto	(212) 559-9560	Equity Investors:	Scott Freidenrich	(212) 559-2718

	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

	Michael Hanretta	(212) 559-9466

Schedule A

Schedule of Sub-prime Related Direct Exposures in Securities and Banking

The following table sets forth Citi’s sub-prime related direct exposures in Securities and Banking,

comprised of CDO super senior exposures and Lending and Structuring exposures.

In billions of dollars	December 31, 2007 Exposures	First Quarter 2008 Write- downs		First Quarter 2008 Sales/Transfers/ Liquidations/ Repayments	March 31, 2008 Exposures
Direct ABS CDO Super Senior Exposures:
Gross ABS CDO Super Senior Exposures	$39.8				$33.2
Hedged Exposures	10.5				10.5
Net ABS CDO Super Senior Exposures:
ABCP(1)	$20.6	$(3.1)		$(0.7)	$16.8
High grade	4.9	(1.0)		(0.1)	3.8
Mezzanine	3.6	(1.5	)(4)	(0.1)	2.0
ABS CDO-squared	0.2	(0.1	)(4)	(0.0)	0.1
Total Net ABS CDO Super Senior Exposures	$29.3	$(5.7)		$(0.9)	$22.7

Lending & Structuring Exposures:
CDO warehousing/unsold tranches of ABS CDOs	$0.2	$(0.1)		$0.1	$0.2
Sub-prime loans purchased for sale or securitization	4.0	(0.2)		(0.2)	3.6
Financing transactions secured by sub-prime	3.8	(0.0)		(1.1)	2.6
Total Lending and Structuring Exposures	$8.0	$(0.3)		$(1.2)	$6.4
Total Net Exposures(2)	$37.3	$(6.0)		$(2.2)	$29.1
Reserve on hedge counterparty exposure(3)		$(1.5)
Total Net Write-Downs		$(7.5)

(1) Primarily backed by older vintage high grade ABS CDOs.  During the fourth quarter of 2007, the CDOs that collateralized the Asset-Backed Commercial Paper (ABCP) were consolidated on Citi’s balance sheet.

(2) Comprised of net CDO Super Senior exposures and gross Lending and Structuring exposures.

(3) FAS 157 adjustment related to counterparty credit risk.

(4) Includes $79 million recorded in credit costs.

Citi’s CDO Super Senior sub-prime direct exposures are subject to valuation based on an intrinsic cash flow methodology and not based on observable transactions.  During the course of the first quarter the methodology has been refined, and inputs used for the purposes of estimation have been modified to reflect market developments.  The methodology takes into account both macroeconomic factors, including estimated housing price adjustments over the next four years, unemployment rates, interest rates and their volatility, and microeconomic factors, including loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratio, and debt-to-income (DTI) ratio.  In addition, the methodology takes account of estimates of the impact of geographic concentration of mortgages, estimated impact of reported fraud in the origination of sub-prime mortgages and the application of discount rates for each level of exposures.

Estimates of the fair value of the CDO Super Senior exposures depend on market conditions and are subject to further change over time.  In addition, while Citi believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including as a result of market developments.  Further, if observable transactions in respect of some or all of these exposures occur in the future, these observable transactions, rather than estimates, could be used to determine fair value.

Most of the lending and structuring direct sub-prime exposures are fair valued based on observable transactions and other market data.  The majority of such exposures are classified as Level 3 assets.

Securities and banking also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs, that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with material changes in market conditions.

Schedule B

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS - NET INCOME IMPACT ($MM)
See schedule A for sub-prime related direct exposures in securities and banking

	1Q’07		1Q’08
Cards	$103	(1)	$322	(5,6,12)
Retail Distribution	—		(38	)(12)
Consumer Lending	—		(38	)(12)
Commercial Business Group	—		(1	)(12)
U.S. Consumer	103		245
Cards	54	(1,2)	494	(5,7,8,12)
Consumer Finance	—		(42	)(12)
Retail Banking	41	(1,2)	128	(7,8,12)
International Consumer	95		580
Other Consumer	—		(1	)(12)
Global Consumer	198		824
Securities and Banking	214	(2,3)	(174	)(8,12)
Transaction Services	23	(2)	5	(5,6,8,12)
Other	—		—
Markets & Banking	237		(169)
Smith Barney	2	(2)	(158	)(10,12)
Private Bank	—		(15	)(8,10,12)
Global Wealth Management	2		(173)
Alternative Investments	—		(136	)(11,12)
Corporate / Other	(871	)(4)	(158	)(9,12)

1.	Gain on sale of MasterCard shares of $171 after-tax ($268 pre-tax) comprised of $103 after-tax in U.S. Cards, $42 after-tax in International Cards, and $26 after-tax in International Retail Banking.
2.

Tax benefit due to initial application of APB 23 to certain foreign subsidiaries of $131 comprised of $12 in International Cards, $15 in International Retail Banking, $79 in Securities and Banking, $23 in Transaction Services and $2 in Smith Barney.

3.	Impact related to the early adoption of SFAS 157 of $135 after-tax ($221 pre-tax increase in revenues) in Securities and Banking.
4.	Charge related to the structural expense review of ($871) after-tax (($1,377) pre-tax) in Corporate/Other.
5.

Gain on Visa shares of $224 after-tax ($349 pre-tax) in U.S. Cards; $57 after-tax ($90 pre-tax) in International Cards, $5 after-tax ($7 pre-tax) in International Retail Bank and $13 after-tax ($20 pre-tax) in Global Transaction Services

6.	Partial release of the Visa-related litigation reserve of $102 after-tax ($158 pre-tax) in U.S. Cards and $5 after-tax ($8 pre-tax) in Global Transaction Services
7.	Gain on Redecard shares of $426 after-tax ($663 pre-tax) in International Cards
8.

Expense benefit related to legal vehicle restructuring in Mexico of $23 after-tax ($36 pre-tax) in International Cards, $143 after-tax ($221 pre-tax) in International Retail Banking, $11 after-tax ($17 pre-tax) in Securities and Banking, $3 after-tax ($5 pre-tax) in Global Transaction Services, and $2 after-tax ($3 pre-tax) in the Private Bank

9.	Write-down of equity investment held by Nikko Cordial of ($138) after tax (($212) pre-tax) in Corporate/Other
10.

Reserve related to facilitating the liquidation of investments in a Citi-managed fund for GWM clients of ($151) after-tax (($233) pre-tax) in Smith Barney and ($11) after-tax (($17) pre-tax) in the Private Bank

11.	Write-down of Old Lane multi-strategy hedge fund intangible asset of ($129) pre-tax (($202) pre-tax) in Alternative Investments
12.

Repositioning charges of ($3) after-tax (($4) pre-tax) in U.S Cards, ($38) after-tax (($63) after-tax) in U.S. Distribution, ($38) after-tax (($61) pre-tax) in U.S. Consumer Lending, ($1) after-tax (($1) pre-tax) in the Commercial Business Group, ($13) after-tax (($19) pre-tax) in International Cards, ($42) after-tax (($60) pre-tax) in International Consumer Finance, ($19) after-tax (($27) pre-tax) in International Retail Banking, ($1) after-tax (($2) pre-tax) in Other Consumer , ($185) after-tax (($295) pre-tax) in Securities and Banking, ($16) after-tax (($26) pre-tax) in Global Transaction Services, ($7) after-tax (($11) pre-tax) in Smith Barney, ($6) after-tax (($9) pre-tax) in the Private Bank, ($7) after-tax (($11) pre-tax) in Citi Alternative Investments, ($20) after-tax (($33) pre-tax) in Corporate/Other

Non-GAAP Financial Measures

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)              U.S. Consumer revenues excluding the gain on Visa and MasterCard shares.

2)              U.S. Cards revenues excluding the gain on Visa and MasterCard shares.

3)              U.S. Cards revenues excluding the net impact of credit card securitization activity.

4)              International Consumer revenues excluding the gains on Redecard, Visa and MasterCard shares.

5)              International Cards revenues excluding the gains on Redecard, Visa and MasterCard shares.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	1Q	1Q	1Q’08 vs. 1Q’07
($ in millions)	2008	2007	% Change

GAAP U.S. Consumer Revenues	$8,005	$7,745	3%
Excluding the gain on Visa shares	(349)	—
Excluding the gain on MasterCard shares	—	(161)
Non-GAAP U.S. Consumer Revenues as Adjusted	$7,656	$7,584	1%

GAAP U.S. Cards Revenues	$3,217	$3,294	(2)%
Excluding the gain on Visa shares	(349)	—
Excluding the gain on MasterCard shares	—	(161)
Non-GAAP U.S. Cards Revenues as Adjusted	$2,868	$3,133	(8)%

GAAP U.S. Cards Revenues	$3,217	$3,294	(2)%
Excluding the Net Impact of Credit Card Securitization Activity	1,610	929	73%
Non-GAAP U.S. Cards Revenues as Adjusted	$4,827	$4,223	14%

GAAP International Consumer Revenues	$7,187	$5,388	33%
Excluding the gain on Redecard shares	(663)	—
Excluding the gain on Visa shares	(97)	—
Excluding the gain on MasterCard shares	—	(107)
Non-GAAP International Consumer Revenues	$6,427	$5,281	22%

GAAP International Cards Revenues	$3,053	$1,739	76%
Excluding the gain on Redecard shares	(663)	—
Excluding the gain on Visa shares	(90)	—
Excluding the gain on MasterCard shares	—	(66)
Non-GAAP International Cards Revenues	$2,300	$1,673	37%